Exhibit 99.1

MAXIMUS REPORTS FISCAL 2006 FOURTH QUARTER AND YEAR END RESULTS

— Deferred License Revenue Shifts $0.22 per Diluted Share from

Fiscal 2006 Fourth Quarter into Future Periods —

(RESTON, Va. — November 15, 2006) — MAXIMUS (NYSE: MMS), a leading provider of government services, today reported results for its fourth quarter and fiscal year ended September 30, 2006.   In addition, the Company announced that after consultation with its auditors, it will defer revenue recognition on two software license sales that were signed during the fourth quarter.  This deferral will shift revenue of $10.0 million, or $0.22 of diluted earnings per share, from the fourth quarter of fiscal 2006 into fiscal 2007 and 2008.  The Company has also commenced negotiations with Accenture, related to its subcontract as part of the Texas Access Alliance, which may reduce its overall scope of work on the Texas Integrated Eligibility Project.

Revenue for the fourth quarter ended September 30, 2006 increased 2.7% to $171.8 million compared to the same period a year ago. Net income was $2.0 million, or $0.09 per diluted share, compared to $7.4 million, or $0.34 per diluted share, in last year’s fourth quarter. For the fourth quarter, the Texas Integrated Eligibility project incurred a pre-tax loss of $12.7 million, or $0.36 per diluted share, which was in line with the Company’s previous estimates. Fiscal 2006 fourth quarter results also include approximately $0.9 million, net of certain legal expenses, from a reimbursed insurance claim related to litigation that was settled in the third quarter.

Revenue for fiscal year 2006 increased to $700.9 million compared to $647.5 million reported for fiscal 2005.  Net income for the year was $2.5 million, or $0.11 per diluted share, compared to $36.1 million or $1.67 per diluted share, in fiscal 2005. Results for fiscal 2006 were affected by the Texas Integrated Eligibility project, which accounted for a pre-tax loss of $49.4 million or $1.38 per diluted share, as well as legal settlement expense of $9.4 million or $0.27 per diluted share.  Prior to the revenue shift from the license sales, the Company’s results were in line with its previous guidance for fiscal 2006 of $0.31 to $0.41 per diluted share.

Richard Montoni, Chief Executive Officer of MAXIMUS, commented, “Our reported diluted earnings per share for fiscal 2006 were adversely impacted by legal settlements and the loss on the Texas project.  Excluding these impacts, our base business - or Base Operations -

delivered pro forma earnings of $1.76 per diluted share.  The Company also deferred $0.22 per diluted share mostly into fiscal 2007 and a portion into fiscal 2008.”

Mr. Montoni continued, “During the quarter, we worked to improve several key aspects of our business — from marketing to execution to the procurement of new work.  We see ample opportunity to expand profitability in our current book of business, and this will remain the primary driver behind margin expansion in the near term.  Demand remains strong across all segments, and we enter fiscal 2007 with a strong base business, solid backlog, and a healthy pipeline of new opportunities.  Fiscal 2006 was a challenging year with management and operational changes.  We are focused on fiscal 2007 as we eliminate legacy overhang matters and deliver much improved results from our solid base business.  This will be the key to enabling our shareholders to realize the underlying value we firmly believe MAXIMUS represents.”

Consulting

Consulting Segment revenue represented 15% of total Company revenue for the full fiscal year.   Consulting Segment revenue increased 2.7% to $26.1 million for the fourth quarter and 2.5% to $102.8 million for the full fiscal year, compared to the same periods in fiscal 2005.

Operating income for the Consulting segment increased 14.4% to $5.2 million for the fourth quarter and 10.2% to $14.5 million for fiscal 2006 compared to the same periods last year.   The Consulting Segment’s operating margins were strong at 19.8% and 14.1% for the fourth quarter and full fiscal year, respectively.  Margin expansion for the quarter and the year was driven by operational improvements in the Financial Services practice and solid contributions from several large claiming projects in fiscal 2006.

Systems

Systems Segment revenue represented 18% of total Company for fiscal 2006.  Systems Segment revenue for the fourth quarter was $30.0 million compared to $33.9 million last year and for fiscal 2006 was $127.2 million versus $134.4 million reported last year.   The Systems operating loss for the fourth quarter was $2.0 million compared to income of $1.4 million in the fourth quarter of last year.  For the full year, the operating loss was $0.9 million in 2006 compared to operating income of $11.3 million in fiscal 2005.

Results for the Systems segment were affected by the deferral of license revenue on two Systems contracts totaling $10.0 million, or $0.22 of diluted earnings per share, from the fourth quarter of fiscal 2006, mostly into fiscal 2007 and a portion into 2008.

Beyond the impact of the shift in license revenue, the segment benefited from growth in the Asset Solutions division, which offset softness in the Company’s ERP business.  The ERP division is expected to return to more normalized levels of profitability in the second half of fiscal 2007 driven principally by the completion of certain projects and new work already underway.

Operations

Revenue for the Operations Segment, which represented 67% of total Company revenue, increased 14.1% for fiscal 2006 to $470.9 million compared to $412.8 million recorded a year ago.  Operations revenue for the fourth quarter increased 7.1% to $115.7 million versus $108.0 million last year.  Revenue growth for the quarter and the year resulted primarily from growth in large health projects and new work in Federal services.  Fiscal 2006 Operations Segment revenue also included approximately $21.8 million from voter hardware sales, which is not expected to repeat in fiscal 2007.

The Operations Segment operating loss was $2.9 million for the fourth quarter and $9.5 million for the fiscal year, driven principally by the Texas project.   The pre-tax losses from the Texas project were $12.7 million for the fourth quarter and $49.4 million for fiscal 2006.   The pre-tax loss on the Texas project for the second half of 2006 was $47.0 million and was in line with the Company’s previous forecast of $45 to $50 million for the six-month period.

Sales, Pipeline and Backlog

Year-to-date signed contract wins at September 30, 2006 totaled $717.0 million, compared to $1.4 billion reported for fiscal 2005, which included approximately $640 million from the Texas and British Columbia projects.  New contracts pending at September 30, 2006 (awarded but unsigned) totaled $103.0 million compared to $177.0 million reported last year.  Sales opportunities at November 10, 2006 totaled $1.1 billion (consisting of $349.0 million in proposals pending, $115.1 million in proposals in preparation, and $654.0 million in proposals tracking) compared to $1.1 billion the prior year.

Backlog at September 30, 2006, was $1.5 billion, compared to $1.7 billion at September 30, 2005.  On an annualized basis, the Company estimates that approximately 76% of forecasted fiscal 2007 revenue is in the form of backlog.

Cash Flows and Balance Sheet

While net cash used by operations was $4.9 million in the fourth quarter, the Company generated net cash from operations of $15.7 million for the fiscal year.  Days sales outstanding increased to 108 days at September 30, 2006, which included $2.7 million of net long-term accounts receivable included in other assets.  The increase in DSOs relates to billed receivables and management is confident these are collectible.  The increase is principally due to the license revenue deferral and the timing of Texas project cash receipts which flow through the prime contractor.  While seasonality can be a factor, management expects DSOs should improve sequentially based upon strong collections in October 2006.

At September 30, 2006, cash, cash equivalents, and marketable securities totaled $156.9 million.  On August 31, 2006, MAXIMUS paid a quarterly cash dividend of $0.10 per share. During the quarter, the Company did not complete any share repurchases under its Board-authorized program.  MAXIMUS intends to maintain its cash reserves until further progress has been demonstrated under the Texas project.

Outlook

For fiscal 2007, the Company expects diluted earnings per share of $1.25 to $1.65, consisting of earnings of $2.10 to $2.20 from our recurring base business, offset by a wide range of an estimated pre-tax loss on the Texas project. Revenue for fiscal 2007 is estimated to increase from 5% to 10% or to $735 million to $770 million.

Conference Call and Webcast Information

The Company has posted a presentation on its website, under the investor relations page, for analysts to follow along with during the conference call.   The Company will host its conference call on Wednesday, November 15, 2006 at 9:00 a.m. ET which is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

800.552.8050(Domestic)/206.902.3258 (International)

For those unable to listen to the live call, a replay will be available through Friday, 24, 2006.  Callers can access the replay by dialing:

Replay: 800.207.7077 or 314.255.1301

PIN: 5106

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has more than 5,200 employees located in more than 220 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, 2003, and 2005 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (file number 001-12997).

 Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release.  MAXIMUS discloses net income and earnings per share excluding legal settlement expense and provides certain additional information regarding earnings per share for fiscal 2006.   MAXIMUS management believes providing investors with this information gives additional insights into MAXIMUS results of operations.   While MAXIMUS management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	September 30,	September 30,
	2005	2006

ASSETS
Current assets:
Cash and cash equivalents	$59,073	$39,545
Marketable securities	119,290	117,315
Total cash, cash equivalents, marketable securities	178,363	156,860
Restricted cash	2,193	1,512
Accounts receivable – billed, net of reserves of $6,013 and $5,830	124,477	153,399
Accounts receivable – unbilled	43,774	47,728
Income taxes receivable	—	9,003
Deferred income taxes	—	10,090
Prepaid expenses and other current assets	7,270	8,334
Total current assets	356,077	386,926
Property and equipment, at cost	64,730	71,078
Less accumulated depreciation and amortization	(33,574)	(37,649)
Property and equipment, net	31,156	33,429
Capitalized software	42,606	57,260
Less accumulated amortization	(16,920)	(23,335)
Capitalized software, net	25,686	33,925
Deferred contract costs, net	20,429	11,165
Goodwill	86,832	86,688
Intangible assets, net	7,756	5,720
Other assets, net	6,626	3,894
Total assets	$534,562	$561,747

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,151	$54,484
Accrued compensation and benefits	26,828	24,426
Deferred revenue	32,898	54,414
Income taxes payable	4,695	—
Deferred income taxes	277	—
Current portion of capital lease obligations	1,502	1,690
Other accrued liabilities	3,386	1,600
Total current liabilities	107,737	136,614
Capital lease obligations, less current portion	3,606	2,044
Deferred income taxes	17,225	18,190
Other liabilities	40	—
Total liabilities	128,608	156,848
Shareholders' equity:
Common stock, no par value; 60,000,000 shares authorized; 21,451,302 and 21,544,964 shares issued and outstanding at September 30, 2005, and 2006, at stated amount, respectively	150,883	156,348
Accumulated other comprehensive loss	(522)	(916)
Retained earnings	255,593	249,467
Total shareholders' equity	405,954	404,899
Total liabilities and shareholders' equity	$534,562	$561,747

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(unaudited)

	Year ended September 30,
	2004	2005	2006

Revenue	$603,774	$647,538	$700,894
Cost of revenue	427,207	467,588	547,539
Write-off of deferred contract costs	—	—	17,109
Gross profit	176,567	179,950	136,246
Selling, general and administrative expenses	113,521	116,676	129,678
Legal expense	—	7,000	9,394
Income from operations	63,046	56,274	(2,826)
Interest and other income, net	1,044	3,345	6,859
Income before income taxes	64,090	59,619	4,033
Provision for income taxes	25,316	23,550	1,573
Net income	$38,774	$36,069	$2,460

Earnings per share:
Basic	$1.80	$1.69	$0.11
Diluted	$1.76	$1.67	$0.11

Cash dividends per share	—	$0.30	$0.40

Weighted average shares outstanding:
Basic	21,589	21,331	21,465
Diluted	22,014	21,653	21,821

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
(unaudited)

	Year ended September 30,
	2004	2005	2006

Cash flows from operating activities:
Net income	$38,774	$36,069	$2,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,040	7,874	9,195
Amortization	6,110	7,374	8,450
Deferred income taxes	13,361	4,806	(9,402)
Non-cash equity based compensation	1,036	1,372	6,576
Write-off of deferred contract costs	—	—	17,109
Tax benefit due to option exercises and restricted stock units vesting	3,885	2,955	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable – billed	3,158	(12,643)	(28,922)
Accounts receivable – unbilled	(13,138)	(1,494)	(3,954)
Prepaid expenses and other current assets	(2,366)	1,961	(1,064)
Deferred contract costs	(4,866)	(4,954)	(7,845)
Other assets	(4,752)	(828)	2,489
Accounts payable	5,866	10,675	16,332
Accrued compensation and benefits	(1,995)	5,604	(2,401)
Deferred revenue	(1,950)	11,703	21,516
Income taxes	(2,837)	4,695	(13,699)
Other liabilities	(253)	761	(1,144)
Net cash provided by operating activities	47,073	75,930	15,696
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(6,605)	(1,946)	—
Purchases of property and equipment	(6,476)	(13,337)	(11,467)
Capitalized software development costs	(8,078)	(12,758)	(14,654)
(Increase) decrease in marketable securities	(47,300)	(71,649)	1,825
Other	239	442	144
Net cash used in investing activities	(68,220)	(99,248)	(24,152)
Cash flows from financing activities:
Employee stock transactions	22,482	14,645	7,697
Repurchases of common stock	(25,656)	(16,056)	(10,139)
Payments on capital lease obligations	(1,197)	(1,649)	(1,374)
Tax benefit due to option exercises and restricted stock units vesting	—	—	1,331
Cash dividends paid	—	(6,403)	(8,587)
Net cash used in financing activities	(4,371)	(9,463)	(11,072)
Net increase (decrease) in cash and cash equivalents	(25,518)	(32,781)	(19,528)
Cash and cash equivalents, beginning of period	117,372	91,854	59,073
Cash and cash equivalents, end of period	$91,854	$59,073	$39,545

MAXIMUS, Inc.

Segment Information

(In thousands except per share data)

(Unaudited)

	Three Months		Twelve Months
	Ended Sep 30,		Ended Sep 30,
	2005	2006	2005	2006
Revenue:
Consulting	$25,440	$26,125	$100,359	$102,842
Systems	33,850	29,984	134,407	127,189
Operations	108,044	115,690	412,772	470,863
Total	$167,334	$171,799	$647,538	$700,894

Gross Profit:
Consulting	$11,551	$12,615	$43,942	$44,127
Systems	11,067	8,258	48,926	38,769
Operations	21,981	14,753	87,082	53,350
Total	$44,599	$35,626	$179,950	$136,246

Selling, General, and Administrative expense:
Consulting	$7,032	$7,446	$30,783	$29,628
Systems	9,650	10,266	37,663	39,622
Operations	11,983	17,697	50,908	62,803
Corporate/Other	(493)	(456)	(2,678)	(2,375)
Total	$28,172	$34,953	$116,676	$129,678

Income from Operations:
Consulting	$4,519	$5,169	$13,159	$14,499
Systems	1,417	(2,008)	11,263	(853)
Operations	9,998	(2,944)	36,174	(9,453)
Consolidating adjustments	493	456	2,678	2,375
Legal expense	(5,500)	909	(7,000)	(9,394)
Total	$10,927	$1,582	$56,274	$(2,826)

Net Income	$7,405	$1,993	$36,069	$2,460

Earnings per share
Basic	$0.35	$0.09	$1.69	$0.11
Diluted	$0.34	$0.09	$1.67	$0.11

MAXIMUS, Inc.

Supplemental Pro Forma Information

Base Operations Results

(Excludes Texas Project Losses and Legal Settlement Expense)

 (unaudited)

The following table presents certain pro forma information for fiscal 2006 financial results for Base Operations which (i) excludes the legal settlement expense incurred in fiscal 2006 and (ii) excludes losses from the Texas Integrated Eligibility project.

	Three Months Ended				Year Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Sept. 30,
	2005	2006	2006	2006	2006

Fiscal 2006 actual, as reported	$0.41	$0.41	$(0.81)	$0.09	$0.11
Add back legal settlement expense	$0.01	$0.02	$0.26	$(0.03)	$0.27
Add back Texas project losses	$0.00	$0.06	$0.97	$0.36	$1.38
Base Operations (As reported fully diluted earnings per share, excluding legal settlement expense and Texas Integrated Eligibility Project losses)	$0.42	$0.49	$0.42	$0.42	$1.76

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